[Integrated Carbonics Corp. Letterhead]


                          NEWS RELEASE


FOR IMMEDIATE RELEASE                     JANUARY 27, 1998


TRADING SYMBOL: ICCN (OTC:BB)


PRIVATE PLACEMENT CLOSED; AUDITORS APPOINTED

Integrated Carbonics Corp. announced today that it has closed a Private Placement previously announced on January 6, 1998.

The Private Placement consisting of 2,300,000 units was fully subscribed at a price of $0.10 per unit. Each unit consists of one share and one share purchase warrant exercisable at a price of $0.33 each for a period of six months from today's close date. The Company undertook the Private Placement pursuant to exemptions from registration provided by Section 3(b) Regulation D and Rule 504 to raise a total of US $989,000. The funds will be used in part for detailed engineering design of the Phase 1 plant construction.

The Company further announces the appointment of the accounting firm Deloitte and Touche as the Company's auditors. The Vancouver offices of Deloitte and Touche will begin an immediate audit of the Company's operations while the firms Beijing office will represent the Company's interest by performing audits of the Joint Venture Company in China on behalf of ICC.

Integrated Carbonics Corp. is an 80% equity partner in a Sino-Foreign Equity Joint Venture with the Liumao Graphite Group of Heilongjiang Province in the People's Republic of China. The purpose of the joint venture is to construct and operate a value-added graphite processing plant at the site of the Liumao Mine near Jixi, China. The plant will produce higher value graphite products than those currently produced by the mine and sell the graphite products to the world's markets.

Contact: Investor Relations @ 1-888-734-7774, or, Robert Tyson,
Vice President, Corporate Communications @ (604) 682-8445.

Email: info@carbonics.com

Web Site:  www.integratedcarbonics.com



             [Integrated Carbonics Corp. Letterhead]


                          NEWS RELEASE


FOR IMMEDIATE RELEASE                     JANUARY 14, 1998


TRADING SYMBOL: ICCN (OTC:BB)


INTEGRATED CARBONICS CORP. ANNOUNCES
APPOINTMENTS TO ITS BOARD OF DIRECTORS

Integrated Carbonics Corp. announced today that it has appointed
H. Frank Foster and Mario C. Aiello to its Board of Directors and to executive management positions with the Company.

In addition to his Board responsibilities, Mr. Foster has accepted the position of Executive Vice President and Chief Financial Officer. Mr. Foster has had an extensive career in the resource and financial sectors. His most recent position was Executive Vice President and CFO or Orenda Forest Products, a successful forest products company listed on the Toronto Stock Exchange. Mr. Foster oversaw the development of Orenda's $550 million pulp and paper mill project to the stage of construction readiness. He also has extensive experience in corporate banking working with one of Canada's major banks and the mining industry after working with one of Canada's largest consulting engineering firms.

Mr. Aiello has accepted the positions of Vice President, Business Development and Director. In his 15 years as an advisor and consultant he has successfully developed financial and administrative programs for clients in market segments ranging from high tech to natural resources. These include clients currently operating in China. Mr. Aiello has also successfully secured financing and/or share listing status for more than 30 separate clients on both Canadian and U.S. exchanges.

Messrs. Foster and Aiello join the Company's current Board of James Dade Fawcett, President; Robert Tyson, Vice
President/Secretary and Robert Hoegler, Director effective immediately.

On January 13, 1998, the Company granted director and employee stock options on 2,000,000 shares at a price of $2.00 expiring on January 13, 2001.

Integrated Carbonics Corp. is an 80% equity partner in a Sino-Foreign Equity Joint Venture with the Liumao Graphite Group of Heilongjiang Province in the People's Republic of China. The joint venture was established to construct and operate a value-added graphite processing plant at the site of the Liumao Mine near Jixi, China. The plant will produce higher value graphite products than those currently produced at the mine and sell the graphite products to the world's markets at prices ranging from US $3,000/ton to US $15,000/ton depending on the processed product.

Statements made herein are forward-looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the risks and uncertainties that could cause actual results to differ materially. Such risks and uncertainties include, but are not limited to, those related to business conditions and the financial strength of the graphite industry.

Contact: Investor Relations @ 1-888-734-7774, or, Robert Tyson,
Vice President, Corporate Communications @ (604) 682-8445.

Email: info@carbonics.com

Web Site:  www.integratedcarbonics.com



             [Integrated Carbonics Corp. Letterhead]


                          NEWS RELEASE


FOR IMMEDIATE RELEASE                     JANUARY 6, 1998


Trading Symbol: ICCN (OTC:BB)


         JOINT VENTURE PARTNERSHIP ESTABLISHED IN CHINA

Integrated Carbonics Corp. announced today that it has entered into a Sino-Foreign Equity Joint Venture with the Liumao Graphite
Group of Heilongjiang Province in the People's Republic of China.

The joint venture is established for the construction and operation of a value added graphite processing plant located at the sight of the Liumao Graphite Mine near Jixi, China. The plant will produce higher value graphite products than those currently produced at the mine. The end products will then be sold to world markets at values ranging from US$3,000/ton to US$15,000/ton depending on the processed product.

The Company is an 80% equity holder in this 30-year joint venture. The joint venture is targeting initial annual production of approximately 3,000 tons per annum (TPA) of high purity graphite with a market value (by current standards) in excess of US$30 million. The Company's joint venture partner, Liumao Graphite Group, is China's largest producer and exporter of graphite flake with current production of 36,000 TPA and reserves of 350,000,000 tons containing 13.8% graphite.

The market is driven by the demand for production materials that are lighter, stronger, more resilient, more conductive, less corrosive and tolerant of temperature extremes. Natural high purity graphite fills these criteria for many industries including the auto, computer, sporting goods, aerospace and artificial diamond industries. The world market for graphite products was estimated by the US Government to be $5.5 billion in 1991.

Integrated Carbonics Corp. acquired this joint venture asset from Da-Jung Resource Corp. as part of a purchase of certain of Da-Jung's assets in the People's Republic of China. The Company also acquired Da-Jung's Mineral Exploration Rights in joint venture with the Heilongjiang Bureau of Geology. The total consideration for these assets was 6,150,000 consolidation common shares, which are restricted under Rule 144, plus US$200,000 to be paid under scheduled repayment terms.

PRIVATE PLACEMENT

The Company further announced that it is undertaking a Private Placement pursuant to exemptions from registration provided by
Section 3(b) Regulation D and Rule 504. The Company will raise a total of US $989,000 through the sale of 2,300,000 units at a price of $0.10. Each unit consists of 1 share and 1 share purchase warrant exercisable at a price of $0.33 for a period of six months from the close of the offering. The financing will be used in part for detailed engineering design of the Phase 1 plant construction, partial payment to Da-Jung for the acquisition and for general working capital.

Integrated Carbonics Corp. is a Nevada company formerly known as PLR, Inc. Among several resolutions passed at a Special Meeting of the Shareholders, the Company name was changed to Integrated Carbonics Corp. to reflect a change in the business focus of the Company. Resolutions were also passed to approve the transactions between the Company and Da-Jung as well as approve a reverse stock split of 100:1. The issued and outstanding shares of the Company as of the date of this News Release is 6,795,000 shares of which 6,150,000 are restricted under Rule 144.

Statements made herein are forward-looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially. Such risks and uncertainties include, abut are not limited to, those related to business conditions and the financial strength of the graphite industry.

For further information, please contact:

     INVESTOR RELATIONS:  1-888-734-7774
     OR
     Robert Tyson, Vice President, Corporate Communications:
(604) 682-8445
     Email: info@carbonics.com
     Web Site:  www.integratedcarbonics.com